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                                                                   Sub-Item 77C

              SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

                         INVESCO VALUE MUNICIPAL TRUST

An Annual Meeting ("Meeting") of Shareholders of Invesco Value Municipal Trust (the "Fund") was held on July 17, 2012. The Meeting was held for the following purpose:

(1). Elect six Trustees by the holders of Common Shares and Preferred Shares voting together as a single class, each of whom will serve for a three-year term or until a successor has been duly elected and qualified.

The results of the voting on the above matter were as follows:

                                             Votes     Votes
                  Matter                      For     Against
                  ------                   ---------- -------
                  (1). James T. Bunch..... 15,851,142 818,242
                       Bruce L. Crockett.. 15,861,390 807,994
                       Rodney F. Dammeyer. 15,830,455 838,929
                       Jack M. Fields..... 15,845,054 824,330
                       Martin L. Flanagan. 15,855,215 814,169
                       Carl Frischling.... 15,823,944 845,440

The Meeting was adjourned until August 14, 2012, with respect to the following proposals:

(1). Approval of an Agreement and Plan of Redomestication that provides for the reorganization of the Fund as a Delaware statutory trust by the holders of Common Shares and Preferred Shares voting separately.

(2). Approval of an Agreement and Plan of Merger that provides for the Fund to merge with and into Invesco Value Municipal Income Trust by the holders of Common Shares and Preferred Shares voting separately.

The results of the voting on the above matters were as follows:

                                    Votes    Votes   Votes   Broker
           Matters                   For    Against Abstain Non-Votes
           -------                --------- ------- ------- ---------
           (1). Common Shares.... 9,122,769 691,428 313,945 6,768,470
                Preferred Shares.       559       0       0         0
           (2). Common Shares.... 8,993,535 810,527 324,080 6,768,470
                Preferred Shares.       559       0       0         0